Exhibit 99.1

Mullen Announces Strong Forecast of $75M in GAAP Revenue for Next 6 Months and
Immediate Reduction of $5.5M in Monthly Operating Expenses

Company expects $75M in GAAP revenue over the next six months from sales pipeline and pilot programs

Mullen will immediately reduce overall monthly spend (operating and investing cash flows) from $12.8M to $7.3M

Expense cuts are driven by 20% reduction in headcount, program eliminations and facility consolidations

Revenue and associated gross margin growth will further reduce cash requirements

Company has three vehicle lines in full production and continues to exclusively focus on near term commercial revenue generation and enhanced operational efficiencies

BREA, Calif., Oct. 7, 2024 – via IBN – Mullen Automotive Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an electric vehicle (“EV”) manufacturer, announces today a strong forecast of $75 million in estimated GAAP revenue over the next six months. The Company will immediately reduce $5.5 million in overall spend (operating and investing cash flows), from $12.8 million to $7.3 million. The Company will reduce overall spend by executing a 20% reduction in headcount, elimination of passenger vehicle programs, and facility consolidations. Mullen continues to focus on overall near term commercial revenue generation while streamlining operational efficiencies. Revenue and associated gross margin growth will further reduce cash requirements.

In recent months, the Company has conducted over 80 vehicle demos or pilots across various industries in the U.S., resulting in important commercial sales progress. Over the next six months, the Company expects to ramp up to $12.5 million average per month in revenue, for a total of $75 million in GAAP revenue from both Mullen Commercial and Bollinger Motors sales opportunities.

The Company is taking immediate steps to reduce operating expenses and overall monthly expenses from over $12.8 million per month to $7.3 million per month for a $5.5 million reduction in expenses. The Company has made these significant cuts through the following reductions:

●	20% reduction in headcount across Mullen operations

●	Elimination of Mullen FIVE passenger vehicle program

●	Facility consolidations through termination of property leases and subleasing of non-critical property

“As Bollinger focuses on B4 ramp up production volume and Mullen’s commercial vehicle sales momentum continues, I remain confident that through continued focus on revenue growth and expense reduction our near term cash flow will continue to improve,” said David Michery, CEO and chairman of Mullen Automotive.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of commercial electric vehicles (“EVs”) with two United States-based vehicle plants located in Tunica, Mississippi, (120,000 square feet) and Mishawaka, Indiana (650,000 square feet). In August 2023, Mullen began commercial vehicle production in Tunica. In September 2023, Mullen received IRS approval for federal EV tax credits on its commercial vehicles with a Qualified Manufacturer designation that offers eligible customers up to $7,500 per vehicle. As of January 2024, both the Mullen ONE, a Class 1 EV cargo van, and Mullen THREE, a Class 3 EV cab chassis truck, are California Air Resource Board (“CARB”) and EPA certified and available for sale in the U.S. Recently, CARB issued HVIP approval on the Mullen THREE, Class 3 EV truck, providing up to $45,000 cash voucher at time of vehicle purchase. The Company has also recently expanded its commercial dealer network to seven dealers with the addition of Papé Kenworth. Other previously announced dealers include Pritchard EV, National Auto Fleet Group, Ziegler Truck Group, Range Truck Group, Eco Auto, and Randy Marion Auto Group, providing sales and service coverage in key Midwest, West Coast, Pacific Northwest, New England and Mid-Atlantic markets. The Company has also announced Foreign Trade Zone (“FTZ”) status approval for its Tunica, Mississippi, commercial vehicle manufacturing center. FTZ approval provides a number of benefits, including deferment of duties owed and elimination of duties on exported vehicles.

To learn more about the Company, visit www.MullenUSA.com.

Mullen Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, expected timeframes for implementation of anticipated cost-cutting and expense reduction initiatives and the impact of these measures, how long governmental incentives for electric vehicles will remain in place, and the resultant selling prices of Mullen vehicles. Additional examples of such risks and uncertainties include but are not limited to: (i) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Mullen’s ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (iii) Mullen’s ability to successfully expand in existing markets and enter new markets; (iv) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Mullen’s business; (viii) changes in government licensing and regulation that may adversely affect Mullen’s business; (ix) the risk that changes in consumer behavior could adversely affect Mullen’s business; (x) Mullen’s ability to protect its intellectual property; and (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications:

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